EXHIBIT 99.4

Transforming the Korean-American Banking Landscape

MERGER OF EQUALS

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Employee Fact Sheet

•	The merged companies will be the largest and strongest banking franchise in the Korean-American community

•	We will have more than $5 billion in assets and nearly $4 billion in deposits

•	We will be the only Korean-American bank with a truly national footprint

•	We will have more than 40 branches in Southern California, Northern California, New York, New Jersey, Seattle and Chicago

•	We will have the leading deposit market share among Korean-American banks in Southern California, Northern California, and the New York/New Jersey area

•	We will have the 15th largest deposit market share among all banks in Los Angeles County

•	We will be the largest originator of SBA loans of any Korean-American bank

•	The combined entity will be led by a complementary partnership of executive management and Board members o

•	Al Kang will be the CEO of the combined company and Jae Whan (J.W.) Yoo will be President o

•	The Board of Directors of the combined holding company and bank will also have equal representation

•	A Consolidation Committee will be established with representatives from both companies to oversee the integration process and determine key issues such as branding, organizational structure, etc.

•	The transaction will require the approval of our regulators, as well as the shareholders of both Center and Nara

Southern California
14 Nara branches
16 Center branches
New York / New Jersey
7 Nara branches
Northern California
2 Nara branches
3 Center branches
Seattle
2 Center branches
Chicago
1 Center branch

Transforming the Korean-American Banking Landscape

MERGER OF EQUALS

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Employee Q&A

Q: Why is this merger being done?

The combination of Nara and Center will create the largest and strongest bank in the Korean-American community. It will help us to more profitably grow the franchise in the future, which will have benefits for our employees, customers and shareholders.

Q: How will my job be affected?

For the majority of employees, there will be little to no change to your day-to-day responsibilities. However, there are inherent benefits that will go along with working for the leading bank in the Korean-American banking industry, including more opportunities for career advancement.

Q: Will there be any job losses as a result of this merger?

In any transaction of this nature, there are some redundancies that will need to be eliminated. This particular transaction, however, is a complementary combination with less overlap between the two companies than one might think, minimizing the number of jobs that will be impacted. For the affected positions, we will provide information about severance packages and benefits at the time decisions are made.

Q: When will the decisions be made about any jobs that will be eliminated?

None of the personnel decisions related to the merger will take effect until after the transaction closes in the second half of 2011.

Q: Will any branches be closed?

A consolidation committee will determine if any branch closures are required. At this point, we expect that only a handful of branches might be affected, given the complementary nature of the respective branch networks.

Q: When will we meet and hear from executives at Center Financial?

Until the merger is completed, we will be operating independently, and it will be business as usual. As we proceed through the closing process, it may become appropriate for some executives at Center to meet with Nara employees. If that is the case, we will give you advance notice.

Q: What will be the name of the new company?

We have not yet made a decision about the brand name.

Q: Will our headquarters be changing?

We intend to consolidate into one headquarters at some point in the future, but given the size of the combined company, it will be a lengthy process in determining the relocation plans.

Q: Will our benefits be changing?

It is too early to determine if there will be any changes to the benefits program once the companies are combined. However, we plan to have one of the most competitive benefits packages in the Korean-American business community.

Q: How will this impact the timing of performance reviews?

We will notify you if the merger dictates a change in the timing of performance reviews.

Q: How will we receive news on the progress of the closing of the merger?

We will send out periodic updates as we reach key milestones during the closing process.